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                                                                    EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-122258) and related Prospectus of Option Care, Inc. for the registration of the 2.25% Convertible Senior Notes due 2024 and the Common Stock Issuable Upon Conversion of the Notes and to the incorporation by reference therein of our report dated February 13, 2004 with respect to the consolidated financial statements and schedule of Option Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP
Chicago, Illinois
February 7, 2005